Exhibit 99.1

Volume 2, Issue 1 Highwater Ethanol, LLC Did You Know? On average, every time oil prices go up 10%, 150,000 Americans lose their jobs. Source: Bureau of Labor Statistics and Federal Reserve Board ~~~~~ The cost of transportation— not food—now represents 65% of the total expenditure for the largest U.S. emergency food aid program. Source: Government Accountability Office ~~~~~~ In terms of fossil energy, each gallon of ethanol produced from corn today delivers 1/3 or more energy than is used to produce it. This balance is constantly improving as new technologies are used. Source: US Department of Energy—Biomass Program Construction continues to progress at a good rate at the Highwater Ethanol, LLC plant site. We estimate completion at about 70%, and anticipate a May 2009 startup for the plant. Recent highlights include the shift to interior finishing and the administration building. Detailed information about Highwater’s progress can be found in the article on page 3 of this newsletter. Continue to check the website for updates and construction photos. www.highwaterethanol.com Construction Continues at Highwater Ethanol Winter 2009 The Board of Governors of Highwater Ethanol, LLC, is pleased to introduce our Plant Manager, Mark Palmer. Mark is originally from Parkers Prairie, MN, and graduated from Parkers Prairie High School. He continued his education at Alexandria Technical College and received a degree in Tool, Die and Mold Making. Mark then went on to earn a Bachelor of Science degree at Bemidji State University and a Master of Science at the University of Wisconsin-Platteville. Both of these degrees are in Industrial Technology. After receiving his master’s degree, Mark was hired to work for Fagen, Inc. During his time at Fagen, he was involved with the startups of more than 30 ethanol plants. Mark comes to Highwater from Illinois. What does a plant manager do? The plant manager is an important member of the plant management team. In essence, it is the #2 position, reporting to the General Manager. The plant manager is expected to hold a wide range of responsibilities, including: a thorough knowledge of all areas of the plant, including production, water treatment, lab, grains, ethanol and DDG loadout, utilities, corn procurement & storage; hires plant staff; handles personnel issues; selects and orders plant inputs and inventories; manages quantities & quality of products; and works with material vendors (pumps, instruments, (Continued on page 2) Contact Information: 205 Main Street PO Box 96 Lamberton, MN 56152 Phone: 507.752.6160 Toll Free: 888.667.3385 Fax: 507.752.6162 E-mail: info@highwaterethanol.com New Face at HWE Site Check for updates and future newsletters on our website: www.highwaterethanol.com Investor Update Administration Building, as of December 16, 2008. Photo by Robin Spaude

watched the challenges that our industry has faced this past year. We believe that the companies that have remained focused on production margins - and not on trying to outguess the volatile commodity markets - have best weathered the past year, and will most likely be in the best position to realize larger profits if and when the commodities settle into a more stable range. We expect to follow this course as we begin production this spring. We intend to remain focused on our mission statement: To successfully build and operate an ethanol facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. I thank you for your part in making this a reality. We can be proud of helping to reduce our dependence on imported fuel while at the same time offering valueadded opportunities to the region. I would like to remind you that our annual meeting is set for February 20, 2009 at 9:30 am at the Lamberton American Legion. I look forward to visiting with you more at that time. David Moldan Chairman, Board of Governors PAGE 2 HIGHWATER ETHANOL, LLC VOLUME 2, ISSUE 1 bids, overseeing construction and making decisions on the necessary equipment the plant is responsible for purchasing,” Mark stated. When not at work, Mark can be found fishing, fixing things, and spending time with his family. Mark is married to Victoria and they are currently looking for a home in the Redwood County area. fittings, etc.) The plant manager also schedules personnel; schedules and plans maintenance and downtime, plant enhancements, and staff training; and ensures environmental and permitting compliance. “Since coming on at Highwater, I’ve been spending a lot of time interviewing people for positions, comparing vendor NEW FACE from p.1 A Message from the CEO/GM Greetings from Lamberton! Construction continues to progress at Highwater Ethanol, LLC. There have been many questions regarding the plant’s progress and anticipated startup. At the time of this writing, we are approximately 70% complete. We anticipate that the plant will be operational in May 2009. If you are able to drive past the site, you will not notice much activity outside. Most of the work now is taking place inside the facility. At last report, there were about 220 workers of various disciplines on site every day. So, much has been, and is yet to be, accomplished. What is the future of ethanol? I believe the future of the ethanol industry remains bright. According to statistics from the International Trade Commission, the average monthly demand for ethanol has increased, from 448 million gallons per month in 2006 to 786 million gallons per month in 2008. I cannot argue that the ethanol industry has not gone through some tough times lately, but the same can be said for many other industries as well. With mandates that are currently in place, we anticipate that renewable fuels will be needed into the future. Highwater Ethanol, LLC, intends to remain focused on margins and we will work hard to ensure the plant is run with this in mind. Along with all the other tasks, a project that has been taking up much of my time lately is getting our management team in place prior to mid-February. This has been going well. Fortunately or unfortunately, there are many qualified candidates who have been expressing interest in these positions. We hope to introduce our team at our annual meeting, which has been scheduled for February 20, 2009, beginning at 9:30 am at the Lamberton American Legion. I look forward to seeing you there. In closing, I am proud of what has been accomplished here. We will continue to strive to make you, our owners, proud of this facility. We will take care of the present as we focus on the future! Brian Kletscher CEO/General Manager First, I would like to introduce myself. My name is David Moldan. I am a grain farmer from the Lamberton area. My wife, Cindy, and I have three sons. Chris and Daniel work in the Twin Cities and our youngest, Matthew, is a junior in college. I have been on the Highwater Board of Governors since its inception. Most recently, I was elected board chair and have served in that capacity for the past 3 months, replacing Brian Kletscher. No, Brian has not left Highwater. He has become our CEO/GM. How appropriate that the person who has kept the project on track for the past 3 years will be the person to lead our management team through construction and into the production stage. We are now in the process of interviewing and hiring the rest of the management team. I believe that the board of governors is confident that we will have the right people in place to be a successful and productive renewable fuel company. We know there will be challenges ahead. We have From the Board Chair...

PAGE 3 HIGHWATER ETHANOL, LLC VOLUME 2, ISSUE 1

At the Site *with Robin*



It has been approximately four months since my last construction update on the Highwater Ethanol project. I can assure you that a tremendous amount of change has taken place since mid-September. I'll recap the more major events on site.

In October, the concrete grain silos were slip formed, changing Highwater's landscape forever. The process took four days and McCormick's crew could not have had more perfect weather for the slip. In my opinion, the silos turned out great.

Most of the energy center equipment (dryers, drags, screws, centrifuges, ductwork and etc.) have all been set in place by ICM crews, and most of the energy center building has been closed in around this equipment by Fagen's crews. We are awaiting the boiler package which we anticipate will arrive on site in late January or early February.

Fagen, Inc. and their subcontractors have been extremely busy with their respective construction disciplines. The DDGS building was erected in September; all storage tanks in the tank farm were constructed, painted and trimmed out with equipment; the cooling tower was erected and completed; all process tanks set up in the process building; process building shell is finished; and stillage alley tanks are erected and were recently finished off with insulation. Approximately 65 of the 220 construction workers currently on site are pipefitters and they are hooking up the several miles of pipe to process vessels and pumps in both the process building and energy center buildings as well as to other areas of the site. Fagen's electricians have come a long way with wiring the plant site. All MCC (motor control center) room equipment is installed and connections are well under way to the plant production equipment. Portions of the Highwater site are now energized with permanent electrical power. A truck scale was installed by the administration building and a rail scale set in place in the grain receiving building.


NORTHEAST
US Hwy 14
Ferm tanks
Process bldg
Energy center
Beer well
Grain storage silos
CLS
Cooling towers
Storage
DDGs bldg
Ethanol storage
Rail spur
DM & E RR
SOUTHWEST

Aerial photo taken November 23, 2008. *Photo by Russ Derickson*

There are also numerous construction aspects of the Highwater project that are Highwater's direct responsibility to get accomplished.

- By Thanksgiving, approximately

(Continued on page 4)

99% of the Phase 1 dirt work, culvert installation, storm pond, and rail siding/spur and road building had been accomplished by R&G Construction. Most of the black dirt had been reapplied to the borrow areas with only minor punch list items like seeding of black dirt remaining for this coming spring. What a change to this site when the black dirt was reapplied to the borrow areas! • Phase 2 work (fire loop, off-site water main, sanitary sewer and potable water line installation) is done. Wagner Construction laid in the last of the fire loop and installed the on-site sanitary sewer line by mid-November. Permanent electrical service has also been installed to the two well sites and the sub-mersible pumps and pitless adapters are ready to install. • L.A. Colo Railroad Builders mobilized to the Highwater site in September, and have since laid all but approximately 200 feet of the 28,000 feet of track and so far are on schedule. The Highwater rail siding/spur system is now linked to the DM&E mainline. When the grain receiving building is standing tall, the final 200 feet of track is scheduled to be laid and final alignment and elevation made to spur #7. • Centerpoint Energy installed the natural gas main from the Northern Natural TBS north of Lamberton onto the Highwater site. HWE’s contractor then finished the underground natural gas line from the main gas regulator pad to the various consumption points on the site. Natural gas is “live” to the main gas regulator pad on site and on schedule as planned. • Redwood Electric Cooperative and Great River Energy have almost finished the permanent electrical sub-station and on-site electrical power grid. As mentioned earlier this grid is powering several areas of the site at the moment and was available as planned. • The CLS water treatment building (Cold Lime Softening) is being built by Rice Lake Construction Group and is currently moving along rapidly. The pre-stressed concrete paneled building was erected in approximately 1 ½ weeks. The concrete floor within this building was finished mid-January and many pieces of the water treatment equipment are now arriving on site for installation. • The administration building construction is rapidly reaching completion with the interior nearly finished and awaiting cabinetry. We anticipate Highwater staff will be able to move into that building by mid-February. The exterior siding will be installed when warmer weather allows. The phone and computer system equipment have been spec’d out and competitive bids are being compiled. Highwater Ethanol is still anticipating a production start up sometime in May 2009. As you can tell from the above info, a lot of things have happened and were finished in the last four months. As I mentioned in a previous newsletter article, now that the buildings are closed in and when the cranes are gone, it may appear that little is going on. The pipe fitters, electricians and startup technicians are extremely busy inside these buildings hooking everything up, calibrating and “bumping/rotating” equipment for production startup. You’re going to have a great plant! SITE from p.3 PAGE 4 HIGHWATER ETHANOL, LLC VOLUME 2, ISSUE 1 Save the Date! Highwater Ethanol, LLC Annual Meeting February 20, 2009 - 9:30am Lamberton American Legion - Lamberton, MN

This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”). Changes in our business strategy, capital improvements or development plans; Construction delays and technical difficulties in constructing the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries; Changes in the availability and price of natural gas and corn, and the market for ethanol and distillers grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; and Competition from alternative fuel additives. Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements. PAGE 5 HIGHWATER ETHANOL, LLC VOLUME 2, ISSUE 1 Photos (clockwise from above): Setting the switchback staircase on the silos; rail spurs #6 & #7 looking east; thermal oxidizer stack set in place; and energy center awaiting boiler delivery via rail. All photos taken 12/16/08. photos by Robin Spaude